Exhibit 99.1

PRESS RELEASE

SEACOR MARINE ANNOUNCES AGREEMENT ON TAX REFUNDS

Houston, Texas

June 29, 2020

FOR IMMEDIATE RELEASE - SEACOR Marine Holdings Inc. (NYSE: SMHI) (the “Company” or “SEACOR Marine”), a leading provider of marine and support transportation services to offshore oil and natural gas and wind farm facilities worldwide, today announced that SEACOR Marine expects to receive a net amount of approximately $28.2 million of cash from tax refunds as a result of its ability to carryback net operating losses under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Approximately $23.7 million of the CARES Act tax refunds are expected to be received within the next nine months, subject to the filing of the necessary tax refund claims and the refund schedule of the Internal Revenue Service.

On June 26, 2020, SEACOR Marine entered into a Tax Refund and Indemnification Agreement, with its former parent company, SEACOR Holdings Inc. (“SEACOR Holdings”), permitting the carry back by SEACOR Marine of net operating losses generated in 2018 and 2019 to tax years prior to SEACOR Marine’s spin-off from SEACOR Holdings in 2017. The agreement with SEACOR Holdings does not restrict the use of approximately $16.0 million of the refund with the remaining approximately $12.2 million deposited into an account to be used solely to satisfy certain of SEACOR Marine’s obligations that remain guaranteed by SEACOR Holdings. These obligations primarily relate to scheduled monthly payments toward vessel operating leases, most of which will mature on or prior to December 2021. Under the terms of this agreement, SEACOR Marine will pay a one-time $3.0 million transaction fee (inclusive of costs and expenses) to SEACOR Holdings concurrently with the signing of the agreement as consideration for its cooperation in connection with the filing of tax refunds claims for tax years prior to the spin-off. The refund amounts listed above are after giving effect to this fee.

John Gellert, SEACOR Marine’s Chief Executive Officer, commented:

“As a Jones Act operator and U.S. taxpayer, we are thankful for the relief offered by the CARES Act, which will provide support to manage our business through unprecedented times. This additional net liquidity will bolster SEACOR Marine’s ongoing initiatives to adapt to the industry cycle and provide financial support to address the effects of COVID-19.”

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SEACOR Marine provides global marine and support transportation services to offshore oil and natural gas and windfarm facilities worldwide. SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by the management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control and are described in the Company’s filings with the SEC. It should be understood that it is not possible to predict or identify all such factors. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact Connie Morinello at (346) 980-1700 or InvestorRelations@seacormarine.com

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